Exhibit 99.1

SmartRent Names Daryl Stemm as Chief Financial Officer

SCOTTSDALE, Ariz. – Nov. 15, 2023 – SmartRent, Inc. (NYSE: SMRT), the leading provider of smart home and property operations solutions for the rental housing industry, today announced the appointment of Daryl Stemm as its Chief Financial Officer.

Mr. Stemm, who has served as the Company’s senior vice president of finance since 2021, brings four decades of experience in finance, accounting, treasury and risk management to the role. Prior to joining SmartRent, he held senior finance positions with Best Western Hotels and Invitation Homes (NYSE: INVH), and served as CFO at Home Director, Inc., and Catalyst Semiconductor, Inc. In his career, he has completed four IPOs and more than 10 mergers and acquisitions. He holds a Bachelor of Business Economics, Accounting from University of California, Santa Barbara.

“We are pleased to appoint Daryl as CFO for SmartRent,” said SmartRent CEO Lucas Haldeman. “He has been an integral part of our team, helping SmartRent scale and grow to become the leading provider in our space. We look forward to continuing to benefit from his leadership and experience as our CFO.”

SmartRent remains confident in its outlook and reiterates its fourth quarter 2023 guidance of $58M to $63M and Adjusted EBITDA profitability of $0M to $2M. Hiroshi Okamoto, who formerly served as the Company’s CFO, is departing to pursue other opportunities. He will serve in a consultative capacity through the remainder of 2023 to assist with the transition.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart home and smart property solutions for the multifamily industry. The company’s unmatched platform, comprised of smart hardware and cloud-based SaaS solutions, gives operators seamless visibility and control over real estate assets, empowering them to simplify operations, automate workflows, benefit from additional revenue opportunities and deliver exceptional site team and resident experiences. SmartRent serves 15 of the top 20 multifamily owners and operators, and its solutions enable millions of users to live smarter every day. For more information, please visit www.smartrent.com.

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, and may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the Company’s anticipated

Exhibit 99.1

financial results. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC and on the SEC website, www.sec.gov. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Contact
Brian Ruttenbur - Senior Vice President, Investor Relations
investors@smartrent.com

Media Contact
Amanda Chavez - Senior Director, Corporate Communications
media@smartrent.com